Ex. 99.1

Seer Appoints Deep Nishar and Mostafa Ronaghi, Ph.D. to its Board of Directors

Company adds two directors with experience in building and growing transformative companies

Redwood City, CA, February 17, 2021 — Seer, Inc., (Nasdaq: SEER), a life sciences company commercializing a disruptive new platform for proteomics, today announced it has appointed Deep Nishar and Mostafa Ronaghi, Ph.D. to serve on its Board of Directors, effective February 13, 2020. Mr. Nishar is currently a Senior Managing Partner at SoftBank Investment Advisers (SBIA) in Silicon Valley and brings more than 20 years of experience building and growing software and internet companies, including Google and LinkedIn. Dr. Ronaghi is the former Chief Technology Officer at Illumina, a co-founder of Grail, and a current Scientific Advisory Board member of Seer with decades of experience founding breakthrough technology companies.

“We’re delighted to welcome Deep and Mostafa to our Board of Directors as we scale to open up a new gateway to the proteome. Deep and Mostafa are seasoned leaders who have built global, high-impact, transformational companies.” said Omid Farokhzad, M.D., Chair, Chief Executive Officer and Founder of Seer. “Their unique and complimentary perspectives on technology expansion, health care innovation, and ecosystem creation will be invaluable to Seer as we accelerate and expand our markets.”

“I am honored to join the board of Seer, an innovative company enabling unbiased deep proteomics at a scale and speed to match genomics. Detecting proteins at the amino acid level in an unbiased way that narrower proteomics approaches miss is opening up proteogenomics and enabling the discovery of new biomarkers, new drug targets and potentially entirely new markets,” said Mr. Nishar. “As the field of proteomics continues to see significant growth, I look forward to partnering with Seer’s talented leadership team as they aim to deliver on the remarkable promise of the technology to profoundly impact our understanding of biology and human health through proteomics and proteogenomics."

“I’m very excited for the opportunity to deepen my relationship with Seer and to continue to advance its goal of pioneering unbiased, deep proteomics at scale,” said Dr. Ronaghi. “Genomics has laid a powerful foundation for our understanding of human health, but the proteome is the next frontier in biological insight. As an early investor and scientific advisor, my enthusiasm for this technology and its applications continues to grow, not only across proteomics but also in genomics. Seer’s unbiased platform can uniquely enable a speed and scale that will accelerate the functional characterization of the hundreds of millions of genetic variants that have been identified via genomics.”

Mr. Nishar has more than 20 years of experience in helping build and grow software and internet businesses. Prior to joining SoftBank, Deep served as Senior Vice President of Products and User Experience at LinkedIn. He also held senior executive roles at Google and was previously the Founder of enterprise software company Patkai Networks. He currently sits on the board of directors of a number of different companies, including Relay Therapeutics and Vir Bio.

Dr. Ronaghi served as Senior Vice President of Entrepreneurial Development, Senior Vice President and CTO during his decade-plus time at Illumina, where he was responsible for leading Illumina’s internal research and technology, co-founded GRAIL and the Illumina Accelerator, the world’s first business accelerator focused solely on the creation of an innovation ecosystem for the genomics industry. Dr. Ronaghi has also co-founded multiple companies, including Avantome, NextBio, ParAllele Bioscience, and Pyrosequencing.

About Seer

Seer™ is a life sciences company focused on enabling exceptional scientific outcomes by commercializing transformative products that will drive breakthrough ideas by unlocking the deep, unbiased biological information that can make them a reality. Seer is developing its Proteograph™ Product Suite, which is an integrated solution consisting of consumables, automation instrumentation and proprietary software that performs deep, unbiased proteomics analysis at scale in a matter of hours. Seer designed the Proteograph to be efficient and easy-to-use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution broadly available to life sciences researchers. Seer’s Proteograph Product Suite is for research use only and is not intended for diagnostic procedures. For more information, please visit www.seer.bio.

Investor Contact
Carrie Mendivil
investor@seer.bio

Media Contact
Karen Possemato
pr@seer.bio